Exhibit 99.1

VERIDIGM UPDATES SHAREHOLDERS AND CLOSES DEFINATIVE AGREEMENT.

Tuesday, February 28th, 2008 - Pacific Palisades CA —Veridigm, Inc. (OTC Bulletin Board: VRGD). Pursuant to the Company’s recent 8K filing, the Company updates shareholders on the following material events.

The Company today announces that it has entered into a Definitive Agreement on 2/14/08 to acquire one hundred percent of the assets and liabilities of Dinostar Inc. Dinostar owns knowledge and business acumen in the end-to-end manufacturing methodologies and marketing of specialist items. The Definitive Acquisition calls for the Company to issue five million (5,000,000) common shares (par $0.0001) of restricted stock to the seller (s) of the Dinostar shares.

Pursuant to the Company’s recent 8K filing, the Company believes that significant and possibly fraudulent representations and warranties were made by a former Officer and Director regarding 10QSB for the period ending Sept 30th 2007. The representations and warranties regarding the Company’s financial position were grossly misrepresented to attorneys, auditors, investors and the Securities and Exchange Commission by the certification required by Rule 13a-14(b) or Rule 15d-14(b) and section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350. On November 19, 2007, the Company filed Form 10QSB for the period ended September 30, 2007 with the Securities and Exchange Commission, in which a line item refers to “Forgiveness of Debt” and was explained in Note # 3 of the Condensed Financial Statements as follows:

FORGIVENESS OF DEBT

During the three months ended September 30, 2007 the Company determined that various liabilities accrued in its financial statements would not be paid as the former officers of the Company could not properly document the existence of the obligations. The liabilities were removed from the books as of September 30, 2007 and recorded as a gain on forgiveness of debt.

Management and the former Officer(s) and Director (s) have been unable to provide prima fascia evidence of the debt Holder (s) partial or full forgiveness or Cancellation of Debt (COD) pursuant to the specified various liabilities principal or accrued interest. Cancellation of debt is a taxable income event under the principles set forth in IRC Section 61(a)(12). As a result, management is re-evaluating the Company’s internal control over financial reporting to ensure compliance with all applicable requirements related to the preparation and disclosure of the Company’s financial information.

Forward-Looking Statement: The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain 'forward- looking statements' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words 'anticipate,' 'believe,' 'estimate,' 'may,' 'intend,' 'expect' and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance

SOURCE Veridigm Inc.

Investor relations:  CONTACT: ANDREW WILCOX

1 888 646 5677